Exhibit 10(c)


March 12, 2001

Mr. Peter Klein
71 Sterling Road
Harrison, N.Y. 10528-1427

Dear Peter:

I am pleased to extend our offer of employment with The Gillette Company in the position of Senior Vice President -Strategy and Business Development at a starting monthly base salary of $30,833.33, effective March 21, 2001. Your base salary will be reviewed annually for any upward adjustment in the discretion of the CEO and Personnel Committee. Your signature at the end of this letter will evidence your acceptance of this offer and, subject to your appointment as Senior Vice President of the Company by the Board of Directors at its meeting on March 15, 2001, will bind both you and the Company on the terms and conditions set forth below.

The position of Senior Vice President Strategy and Business Development will report directly to the CEO. The specific job description and overall responsibilities of the position will be fixed by the CEO, in consultation with me and you, and will be based on the original draft job description previously supplied by you to the CEO and myself.

In addition to your base salary, you will be eligible for the Incentive Bonus Plan in 2001, payable in early 2002. The target bonus percentage for your position is 65% of your year end salary, with a maximum award up to 98%. The receipt of a bonus under this plan is normally contingent upon the Company meeting its overall targets and upon individual job performance during the year. For the incentive year 2001, a minimum award equal to target bonus, pro rated for the period of employment, is guaranteed and will be paid.

You will be eligible for grants under the Company's Stock Option Plan and will be recommended for a special grant of 100,000 stock options to the Personnel Committee of the Board of Directors, to be awarded to you effective with your first day of employment. You will also be eligible, starting in June 2001, for annual stock option awards of similar size under the Stock Option Plan. Such grants will be subject to the discretion of the Personnel Committee of the Board of Directors. In the event that the initial 100,000 share option grant or the share option grant to be awarded in June 2001 are not approved by the Personnel Committee, you will be eligible to resign (provided you do so within thirty (30) days after the decision on the option or long term incentive grant is tendered to you), and such resignation will be treated as an involuntary separation by the Company so that you will receive the Separation Allowance provided for below. In such event, subject to Personnel Committee approval, all previously granted option shares, if any, will be immediately vested as of the date of your resignation with an exercise period of at least three (3) years thereafter.

You will receive a special one-time cash payment of $100,000 to be included in your first regular salary check.

In addition to these compensation provisions, you will be eligible to participate in a wide range of benefits as set forth below. The Company brochures describing our major benefit plans are being delivered to you under separate cover. In the event of conflict between the terms of the benefit plans as described in those brochures and the terms of each of those plans as described in the respective plan documents, the terms and provisions of the plan documents will govern. Plan documents will be made available to you within 10 days of the commencement of your employment. The Company reserves the right to modify, amend or terminate all of the executive and employee benefit plans and programs described herein with respect to participants and you agree to such modifications, amendments and terminations which apply to participants generally shall supercede the terms of this letter agreement except with respect to the definition of involuntary separation as defined below.

Vacation: You will be entitled to no less than four (4) weeks of paid vacation in 2001 and in all future years in accordance with Gillette's vacation policy.

Relocation: You will receive the provisions of the Newly Hired Executive Relocation Policy; a copy of which is enclosed for your reference.

Executive Life Insurance: Provides coverage of four times your annual base salary subject to medical underwriting (evidence of insurability). The Company pays the premium for this coverage.

Dependent Life Insurance: Provides coverage of between $10,000 and $50,000 for your spouse and between $5,000 and $25,000 for any dependent children under the age of 19. The monthly premium for this insurance will depend on the coverage you select.

Medical/Dental Insurance: Coverage is available immediately upon your employment and you may choose from a variety of plans. Participants pay approximately 20% - 30% of the cost of this coverage subject to the type of coverage chosen. Per our discussions, you have opted to continue on the Nabisco medical/dental plans through the earlier of the day before a Change in Control of the Company, as that term is defined in your Change in Control Employment Agreement referred to below, or December 31, 2003, at or after which time you will be eligible to join the Gillette plan.

Employees' Savings Plan-401k: Participation in this plan will allow you to save up to 15% of your compensation (base salary and any bonuses) on both a pre-tax and after-tax basis, depending upon your election. Under the current plan, Company contributions, in the form of Gillette Common Stock, are paid in the ratio of one dollar for every two dollars you save up to 10%. You will be eligible to participate in this plan on your date of hire. Additionally, the Company has a supplemental savings plan that allows you to continue saving (deferred income) after you've reached the IRS limit. (A proposed change to improve the Company match is scheduled to be acted upon at the upcoming shareholder meeting.)

Pension Plan: The Company offers a non-contributory Retirement Plan designed to work with The Employees' Savings Plan to provide financial security in retirement. Pension benefits are based on years of service with the Company, age at retirement and earnings with the Company. You will receive credit for your prior service with The Gillette Company.

Financial Planning: Annual reimbursement by the Company of up to $5,000 to cover estate planning, financial counseling and tax preparation. A one time payment of up to $10,000 to cover your cost of legal counsel in connection to negotiating and documenting the terms and conditions of your employment with the Company.

Estate Preservation Plan: You will be eligible to join the plan immediately upon your employment. This life insurance program provides payment of $1,000,000 to your beneficiary after the last to die of you and your spouse. The intent of this plan is to provide funds for the payment of taxes on your estate. The cost of this program is shared by you and the Company.

Parking: You will be eligible for free parking in the executive parking lot at the Prudential Tower Building (subject to IRS imputed income rules).

Options: The Company, through the CEO and myself, will propose to the Personnel Committee that if you are ever involuntarily separated by the Company for reasons other than cause, all options issued to you and not yet vested would immediately vest in their entirety, and we will propose that for all of your options the exercise period be extended from 90 days to three years. If your employment with the Company terminates after you become retirement eligible under the Company's Retirement Plan, the applicable option exercise period will be five years from retirement.

Separation Allowance: If you are involuntarily separated by the Company for reasons other than cause during either 2001 or 2002, you will receive a severance payment of two times the sum of (1) your base salary at the time of your last day of employment and (2) an amount calculated by multiplying your base salary by the percentage amount received for the incentive year 2001 but no less than your target bonus for that year. Thereafter, if you are involuntarily separated by the Company for reasons other than cause, the Company's severance practices in effect at that time for officers of the same or similar status shall apply. You may be terminated for cause only if you are convicted, by plea or after trial, of a felony or any crime involving moral turpitude; or you willfully engage in gross neglect of your duties to the Company in a manner that has caused, or is reasonable expected to cause, material harm to the Company and its business, provided that in so acting or failing to act you were not operating in the good faith belief that your conduct was in or not contrary to the best interests of the Company. If your action was undertaken pursuant to the directives of the Board of Directors, or any committee or sub-committee thereof, the CEO or the General Counsel, you will be presumed to have acted in good faith. Involuntary separation will be deemed to mean any termination of your employment by the Company for any reason other than for cause (as defined herein), including any breach of this agreement by the Company or any failure to grant target options or long term incentives as outlined above.

Our offer is contingent upon your successful completion of a medical screening, which includes a test for alcohol intoxication and use of controlled substances. Upon acceptance of our offer of employment, arrangements will be made for your pre-placement medical screening.

You and the Company will enter into (within ten (10) days after the commencement of your employment) a separate Change of Control Employment Contract in the form attached hereto. That document will become operative and supercede the terms of this letter only in the event of a Change in Control as defined therein. In all other respects this letter and the Company's policies and procedure as they may change from time to time will control your relationship with the Company.

All of us here at Gillette are certain that you will find this position to be a challenging one and that you will be able to make a positive, strong contribution to the Company. In the meantime, if you have any questions, please feel free to call me.



Sincerely,                                   Agreed & Accepted

/s/ Robert E. DiCenso                        Dated: 3/13/01
Robert E. DiCenso
Senior Vice President,                       By:    /s/ Peter Klein
Personnel and Administration